UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RAYONIER ADVANCED MATERIALS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Jacksonville, FL 32207

Supplement No. 1 to
Definitive Proxy Statement dated March 30, 2026
for the Annual Meeting of Stockholders to be held on May 13, 2026

This Supplement (this “Supplement”) updates and supplements the definitive proxy statement (the “Proxy Statement”) of Rayonier Advanced Materials Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026 in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement is being filed with the SEC on April 24, 2026. Except as specifically updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares.

WITHDRAWAL OF DIRECTOR NOMINEE

On April 24, 2026, Scott M. Sutton resigned as a member of the Board of Directors of the Company and withdrew as a director nominee at the Annual Meeting. As a result, Mr. Sutton is no longer standing for election at the Annual Meeting.

VOTING IMPLICATIONS

Any votes previously submitted with respect to the election of Mr. Sutton will not be counted. The remaining nominees named in the Proxy Statement continue to stand for election as previously disclosed. Therefore, any proxies received by the Company will be voted only for the remaining nominees, unless otherwise instructed. The remaining proxy holders named in the proxy card will continue to have full authority to vote the shares represented by such proxies in accordance with the stockholders’ instructions.

Stockholders who have already returned their proxy cards or submitted their voting instructions do not need to take any action unless they wish to change their vote.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.

ADDITIONAL INFORMATION

No changes have been made to the record date or any other proposals to be brought before the Annual Meeting.

If you have not yet voted, you are encouraged to do so promptly by following the instructions contained in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement and the Company’s other filings with the SEC.

Dated: April 24, 2026

By Order of the Board of Directors,
/s/ Lisa M. Palumbo
Lisa M. Palumbo Chair of the Board